July 28, 2005

Mr. Anthony Dolanski

4 Roselawn Lane

Malvern, PA 19355

Dear Tony:

The Board of Directors and I recognize you as a valuable contributor to Internet Capital Group ("ICG"). We place a high priority upon retaining your services to ICG and in rewarding you for your commitment, dedication and hard work. I am, therefore, very pleased to reaffirm the severance package that will be made available to you should you be terminated other than for cause prior to December 31, 2008. A summary of these severance benefits is listed below.

  SEVERANCE PAY - ICG will pay you at the date of termination of employment a lump sum payment equal to 12 months of base salary plus target bonus at the rate existing at termination of employment.

  ANNUAL BONUS - ICG will pay you at the same time, under the same terms and conditions as other employees, a pro-rated bonus for service through your termination date, based on your individual performance and ICG's performance for that period as determined by the Board of Directors.

  EMPLOYEE BENEFITS - ICG will continue to provide you and your family medical and dental insurance at the same percent of premium payment existing at the time of termination until the earlier of (A) 12 months after termination of employment; or (B) your eligibility for any of these benefits under another employer's or spouse's employer's plan.

  OUTPLACEMENT - ICG will provide you career counseling until the earlier of (A) 12 months after termination of employment; or (B) your employment with a subsequent employer.

  EQUITY - ICG Management will recommend to the Compensation Committee of the Board of Directors that your equity grants be subject to the better of the following: (A) credit for an additional 12 months service (compared to your actual service with ICG); or (B) application of the terms of the relevant equity grant instrument. Such equity grants shall be exercisable after your termination of employment to the earlier of 1) twenty-four months or 2) 12 months after the ICG share price is maintained at minimum closing price of $16 per share for 20 trading days, subject to adjustment for splits and the like.

  CHANGE IN CONTROL - In the event of an involuntary termination caused by a change in control as defined in the summary plan description, you will receive 100% acceleration of all equity grants. The term to exercise any equity grant shall be extended to the remaining grant term.

  RELEASE - Availability of these severance benefits will be conditioned upon your executing, and not rescinding or breaching, upon termination of employment a release of liability in a form acceptable to ICG. If you elect not to sign a release of liability, you will be eligible for the standard severance package applicable at that time. That package currently consists of one month's pay plus two week's pay per year of completed service and paid medical and dental insurance for you and your family for the standard severance period.

In addition, in connection with the equity grant that was approved by the Board on July 22, 2005, the Board has also adopted stock ownership guidelines for the senior management of ICG. Under these guidelines, you are expected to own the lesser of (1) 40% of any restricted stock granted to you that vests after July 22, 2005, and (2) stock worth at least 150% of your base salary. Also in consideration of the July 22, 2005 equity grant, the Company requires that you execute a restrictive covenant agreement in the form attached hereto as Exhibit A.

Lastly, notwithstanding anything in this letter to the contrary, to the extent that any severance or other amounts payable under this letter ("Severance Payments") are deemed to be deferred compensation subject to the requirements of section 409A of the Internal Revenue Code of 1986 ("Code"), and the requirements of section 409A of the Code are not met with respect to the Severance Payments, ICG may amend this letter, without your consent, so that the Severance Payments will comply with the requirements of section 409A of the Code. Amendment of this letter to comply with section 409A of the Code will not result in you being entitled to receive any enhanced benefit under this letter.

This letter supercedes the letter agreement between you and ICG dated February 4, 2003.

We trust that our commitment to protect the financial security of you and your family will strengthen your loyalty to ICG. Our sincere belief is that the current ICG team, including you, is outstanding and will drive our success against the new business plan. This success will provide meaningful financial rewards to our shareholders and employees.

This letter is not intended to modify your status as an at-will employee of ICG and all other employment terms and conditions remain the same.

Sincerely,

Walter Buckley

Chairman and Chief Executive Officer

Accepted and agreed:

___________________________________________________

Anthony P. Dolanski Date

cc: Employee file